Exhibit 12


                              SILGAN HOLDINGS INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)


The following table sets forth Silgan Holdings Inc.'s computation of its ratio of earnings to fixed charges for the periods presented.



                                                      Three Months Ended              Nine Months Ended
                                                      ------------------              -----------------
                                                    Sept. 30,      Sept. 30,       Sept. 30,      Sept. 30,
                                                      2003           2002            2003           2002
                                                      ----           ----            ----           ----
                                                                       (Dollars in thousands)

Earnings before fixed charges:

     Income before income taxes and
        equity in earnings (losses) of
         affiliate ............................      $44,842        $43,512        $ 74,087       $ 81,541

     Interest and other debt expense ..........       21,571         19,977          60,398         55,845

     Interest portion of rental expense .......          176            176             530            435
                                                     -------        -------        --------       --------

     Earnings before fixed charges ............      $66,589        $63,665        $135,015       $137,821
                                                     =======        =======        ========       ========

Fixed charges:

     Interest and other debt expense ..........      $21,571        $19,977        $ 60,398       $ 55,845

     Interest portion of rental expense .......          176            176             530            435

     Capitalized interest .....................           81            334             866            827
                                                     -------        -------        --------       --------

     Total fixed charges ......................      $21,828        $20,487        $ 61,794       $ 57,107
                                                     =======        =======        ========       ========

Ratio of earnings to fixed charges ............         3.05           3.11            2.18           2.41

